EXHIBIT 99.1

Planet Fitness Announces Leadership Transition

Craig Benson Appointed Interim Chief Executive Officer, Effective Immediately

HAMPTON, N.H., September 15, 2023 – Planet Fitness, Inc. (NYSE: PLNT) (the "Company"), today announced that Craig R. Benson, a member of the Company’s Board of Directors, has been appointed Interim Chief Executive Officer, effective immediately. Benson’s appointment follows the decision by the Board to transition to new leadership, resulting in Chris Rondeau’s departure as the Company’s CEO. Rondeau will continue to serve as a member of the Company’s Board of Directors and will be nominated for re-election at the Company’s 2024 Annual Meeting. Rondeau will continue to serve the Company in an advisory role as contemplated under his existing agreements with the Company to help ensure a smooth transition.

In connection with this transition, the Board is engaging a leading executive search firm to assist in a comprehensive search process to identify a permanent CEO, with both internal and external candidates being considered.

“As we enter the next chapter of Planet Fitness’ journey, the Board felt that now was the right time to transition leadership,” said Stephen Spinelli, Jr. (Ph.D.), Chairman of the Board. “In today’s evolving environment, Planet Fitness is continuing to enhance our competitive advantage, capitalize on our size and scale, and drive further shareholder value. As a Board member and Planet Fitness franchisee, Craig knows our business well, while also bringing deep public and private sector executive leadership experience to this role. The Board is confident that he is the ideal leader to oversee the business during this transition period. The Board remains committed to overseeing the execution of the Company’s strategy as we begin our search for Planet Fitness’ next permanent leader and solidify our position as a differentiated and disruptive force in the health and wellness space for years to come.”

“Planet Fitness is a truly unique brand with a strong track record of growth and opportunity to drive long-term value creation,” said Benson. “Having served on the Company’s Board for six years and as a Planet Fitness franchise owner, I am deeply familiar with the business. Planet Fitness has a solid foundation in place, with further runway for growth by strengthening our branded messaging, ensuring we continue to allocate capital with discipline and focus on the highest return opportunities, including both domestically and internationally, and supporting our franchisees who are key partners in our efforts to drive shareholder value. I am ready to hit the ground running and look forward to working alongside the management team and employees to ensure a seamless transition for all of our stakeholders.”

Spinelli concluded, “On behalf of the Board, I’d like to thank Chris for his 30 years of service to Planet Fitness. During the course of his decade long tenure as CEO, Chris has played a critical role in accelerating our differentiated high-value, low-price (HVLP) model to significantly grow our membership over five and a half times to 18.4 million and footprint by four times to more than 2,400 stores, while cultivating our culture of judgement free fitness to improve the lives of millions of members. We appreciate his continued support to help ensure a smooth transition.”

“My 30-year career at Planet Fitness has been an incredible ride, and it’s been an honor to lead this Company and serve our employees, franchisees and members, all of whom have played a key role in our tremendous growth and success,” said Rondeau. “I am grateful for and look forward to supporting the management team in an advisory capacity, and have confidence in the long-term potential of Planet Fitness.”

The management change is not the result of any material or unexpected financial events.

About Craig Benson

Benson has served on the Planet Fitness Board of Directors since July 2017. He currently serves as the Chief Executive Officer at Soft Draw Investments, LLC. Benson has also been a franchisee of Dunkin’ Donuts LLC for over 15 years with 147 stores. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions. During Benson’s 17-year tenure, he served in various roles as Cabletron’s Chairman, CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 2013. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, Thomas Jefferson University, the University of New Hampshire and Grand Valley State University.

About Planet Fitness

Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of June 30, 2023, Planet Fitness had more than 18.4 million members and 2,472 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company's statements with respect to expected future performance, the management transition and other statements and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “believe,” “expect,” “goal,” “plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company's control. Actual results may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include our ability to transition to a new interim CEO, our ability successfully identify and engage a permanent CEO and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company's other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company's views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.